Exhibit 10.39

STAPLES, INC.

   LONG TERM CARE INSURANCE PLAN SUMMARY

Staples provides long-term care insurance coverage which is fully paid by the company to officers of Staples, including the named executive officers. The coverage includes a maximum daily benefit of $150 per day or $54,750 per year, adjusted annually.  The benefit continues post-retirement based on age and service at the time of separation from employment.